Exhibit 99.1

                                                                COMPANY CONTACT:
                                        Steve P. Loomis, Chief Financial Officer
                                                      sloomis@cardiodynamics.com
                                                          800-778-4825 Ext. 1015


               CardioDynamics Describes Nasdaq Compliance Options

             Addresses Investors' Questions Regarding Nasdaq Listing


      SAN DIEGO, Aug. 9 /PRNewswire-FirstCall/--CardioDynamics International Corporation (Nasdaq: CDIC), the innovator and leader of impedance cardiography
(ICG) technology, reiterated Nasdaq compliance options available for the Company's consideration. The options include transferring to the Nasdaq Capital Market which would provide the Company until mid-April 2008, or approximately eight more months, to regain the $1.00 per share minimum requirement.

      As previously reported, on April 18, 2007, the Company received a letter from Nasdaq indicating that it was not in compliance with the minimum bid price requirement because its common stock had closed below $1.00 per share for 30 consecutive trading days. CardioDynamics has been afforded 180 calendar days, or until October 15, 2007, to regain compliance with the minimum bid requirement and, if unable to achieve this requirement, the Company may then elect to apply to transfer its common stock from the Nasdaq Global Market, where it is currently listed, to the Nasdaq Capital Market. Assuming CardioDynamics continues to meet the requirements for initial inclusion on the Nasdaq Capital Market, except for the bid price requirement, it will be provided a second 180 calendar days, until mid-April 2008, to regain compliance while listed on the Nasdaq Capital Market. If unable to achieve the minimum bid price requirement by mid-April 2008, CardioDynamics may appeal to Nasdaq by presenting a business and capitalization plan that demonstrates how the Company expects to meet the minimum bid price requirements.

      "We believe that CardioDynamics can readily transfer to the Nasdaq Capital Market and feel there are limited differences between the two Nasdaq markets. Should that transition occur, it would be largely seamless to investors," stated Michael K. Perry, CardioDynamics' Chief Executive Officer. "If the Company is unable to meet the minimum share price requirement by mid-April, 2008, we believe that we can present a viable plan to Nasdaq that would likely include adjusting the number of shares, through a reverse stock split, in order to maintain the listing."

      Perry added, "We have experienced a modest recovery in our ICG business during the past two quarters and are diligently working to achieve continued improvement in operating performance, return the business to positive operating cash flow and restore investor confidence. We believe in the long term ICG business opportunity as evidenced by recent open market purchases of over 100,000 shares of CardioDynamics stock by our management team."

      About CardioDynamics:

      CardioDynamics, the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography. The Company develops, manufactures and markets noninvasive diagnostic and monitoring technologies and medical device electrodes. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women--cardiovascular disease. Partners include GE Healthcare and Philips Medical Systems. For additional information, please refer to the company's Web site at www.cdic.com.

      Forward-Looking (Safe Harbor) Statement:

      Except for historical and factual information contained herein, this press release contains forward-looking statements, including the Company's ability to achieve continued improvement in operating performance, return the business to positive operating cash flow, restore investor confidence, transfer to the Nasdaq Capital Market, regain compliance with Nasdaq listing standards and remain listed on Nasdaq, the accuracy of which is necessarily subject to uncertainties and risks including the Company's primary dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2006 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.

SOURCE  CardioDynamics
    -0-       08/09/2007
      /CONTACT: Steve P. Loomis, Chief Financial Officer of CardioDynamics International Corporation, sloomis@cardiodynamics.com, 1-800-778-4825 Ext.
      1015/
      /Web site: http://www.cdic.com /
      (CDIC)